                                                                    Exhibit 99.1

                                     [LOGO]

                              Blue Valley Ban Corp.

  FORM OF LETTER TO STOCKHOLDERS WHO HOLD STOCK AS RECORD HOLDERS, THROUGH THE
 RESTRICTED STOCK AWARD PROGRAM, AND/OR THROUGH THE ESPP PROGRAM (COLLECTIVELY,
                              THE "STOCKHOLDERS")

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 THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., EASTERN TIME
 ON DECEMBER 5, 2008, UNLESS BLUE VALLEY BAN CORP. EXTENDS THE RIGHTS OFFERING
(SUCH TIME AND DATE WITH RESPECT TO THE EXPIRATION OF THE RIGHTS OFFERING, AS IT
                    MAY BE EXTENDED, THE "EXPIRATION TIME").
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                                November 14, 2008

Dear Stockholder:

     Your  management  has  determined  that it is in the best  interest of Blue
Valley  Ban Corp.  (the  "Company")  to further  strengthen  its  capital  base.
Therefore,  the Company is raising equity capital  through a rights  offering to our stockholders.

     This letter is being  delivered by the Company to all  Stockholders  of its common  stock,  par value $1.00 per share (the "Common  Stock") as of 5:00 p.m.,
Eastern  time on November  10,  2008 (the  "Record  Date"),  to explain a rights offering (the "Rights Offering") of nontransferable  rights to subscribe for and purchase shares of Common Stock (the "Rights").  The Rights, the Rights Offering
and  the  Common  Stock  are   described  in  the   enclosed   prospectus   (the
"Prospectus").  Your Rights are  evidenced by the enclosed  subscription  rights certificate (the "Subscription Rights Certificate")  registered in your name(s).
All  exercises  of the Rights are  irrevocable.  You should read the  Prospectus carefully before deciding whether to exercise your Rights.

     In  the  Rights   Offering,   the  Company  is  offering  an  aggregate  of
approximately  334,000  shares of Common  Stock.  Each  Right  will allow you to subscribe for .1352 of a share of Common Stock at a subscription price of $18.00 per share (the "Subscription Price"). In addition,  each subscribing stockholder who  exercises  his or her  Rights in full will be  eligible  to  subscribe  for additional  shares of Common Stock (the  "Over-Subscription  Right") at the same price of $18.00 per share,  subject to availability  and pro ration as described in the Prospectus. Holders will not receive fractional shares of Common Stock or cash in lieu of fractional  shares of Common Stock as a result of their exercise of Rights  pursuant to the Rights  Offering.  Fractional  shares of Common Stock will not be issued in the Rights Offering.

     We have enclosed copies of the following documents:

     1.   The Prospectus;

     2.   Your Subscription Rights Certificate;

     3.   Instructions  as to Use of Blue Valley Ban Corp.  Subscription  Rights
          Certificates; and

     4.   A  return  envelope  addressed  to  Computershare  (the  "Subscription
          Agent").

     To exercise  the Rights,  you should  deliver the  properly  completed  and signed Subscription  Rights Certificate,  with payment of the Subscription Price for each share of Common Stock subscribed for, to the  Subscription  Agent at or prior to the Expiration  Time, as described in the Prospectus.  The Subscription
Agent must

receive  the  Subscription  Rights   Certificate,   with  payment  of  the  full
Subscription  Price at or prior to the Expiration Time.  Rights not exercised at or prior to the  Expiration  Time  will  expire  and will be void and no  longer exercisable.

     Additional  copies  of the  enclosed  materials  may be  obtained  from the
Subscription  Agent, by contacting the  Subscription  Agent at (781) 575-2765 or
(800) 546-5141.  Any questions or requests for assistance  concerning the Rights
Offering should be directed to the Subscription  Agent. You may also contact Bob
Regnier,  our President and Chief Executive  Officer,  at (913) 234-2240 or Mark
Fortino our Chief  Financial  Officer,  at (913) 234-2345 from 8:00 a.m. to 5:00
p.m., Central Time, Monday through Friday, if you have any questions.

     As a  Stockholder,  you are  cordially  invited  to attend  an  information session  about the Rights  Offering.  The  information  session  will be held on
Monday,  November 24, 2008 at 6:00 P.M.,  Central Time, at the Company's banking center located at 7900 College Boulevard, Overland Park, Kansas 66210.

         As always,  thank you for your  investment in and continued  support of
Blue Valley Ban Corp.

                                       Very truly yours,

                                       Robert D. Regnier, President and Chief
                                       Executive Officer
                                       Blue Valley Ban Corp.